EXHIBIT 10.4

Execution Version

SECURITY DEPOSIT AGREEMENT

dated as of August 15, 2008

by and among

CHENIERE LNG HOLDINGS, LLC,

as Holdings

THE BANK OF NEW YORK MELLON,

in its capacity as Collateral Agent

and

THE BANK OF NEW YORK MELLON,

in its capacity as Depositary Agent

i

Section 6.4	Headings	17
Section 6.5	Limited Third Party Beneficiaries	17
Section 6.6	No Waiver	17
Section 6.7	Severability	17
Section 6.8	Successors and Assigns	17
Section 6.9	Execution in Counterparts	17
Section 6.10	Regarding the Collateral Agent	18
Section 6.11	Intercreditor Provisions	18
Section 6.12	Force Majeure	18
Section 6.13	Consequential Damages	18
Section 6.14	Patriot Act	18
Section 6.15	Multiple Capacities	18

APPENDICES

Appendix A:	FORM OF OFFICER’S CERTIFICATE
Appendix B:	FORM OF WITHDRAWAL CERTIFICATE

ii

This SECURITY DEPOSIT AGREEMENT, dated as of August 15, 2008 (this “Agreement”), is entered into by and among CHENIERE LNG HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), THE BANK OF NEW YORK MELLON, a New York banking corporation as Collateral Agent (in such capacity and together with its successors in such capacity, the “Collateral Agent”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, in its capacity as Agent, bank and securities intermediary for the Secured Parties (in such capacity, the “Depositary Agent”).

RECITALS

A. Cheniere Common Units Holding, LLC, a Delaware limited liability company (the “Company”), has entered into that certain Credit Agreement, dated on or about the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with certain other Loan Parties party thereto, The Bank of New York Mellon, in its capacity as the Administrative Agent, the Collateral Agent and certain Lenders from time to time party thereto, pursuant to which the Lenders shall make Loans to the Company on the Closing Date and such Loans shall be convertible into Preferred Stock in accordance with the Credit Agreement.

B. As security for the Loans, the Company has assigned and granted a security interest in, pursuant to certain security documents entered into between the Company and the Collateral Agent, all of its right, title and interest in, to and under, certain present and future property of the Company to the Collateral Agent for the benefit of the Secured Parties.

C. It is a requirement under the Credit Agreement and a condition precedent to the making of the Loans to the Company that Holdings shall have executed and delivered this Agreement.

D. The Collateral Agent and Holdings desire to appoint the Depositary Agent as the depositary to hold and administer money deposited in or credited to the Account established pursuant to this Agreement and funded with, among other things, distributions received by the Company and certain Affiliates of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Holdings hereby agrees with the Collateral Agent and the Depositary Agent (each for the benefit of the Secured Parties) as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. The following capitalized terms shall have the following respective meanings; provided that capitalized terms used herein but not defined in this Section 1.1 shall have the meanings ascribed to them in the Credit Agreement (a copy of which has been provided to the Depositary Agent) or, if not defined therein, Section 1.3:

“Account Collateral” has the meaning set forth in Section 2.3(a).

“Account” has the meaning set forth in Section 2.2.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

“Collateral Agent” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Recitals.

“Depositary Agent” has the meaning set forth in the Preamble.

“Discharge Date” means the date following the making of the Loans on which no Loans, Permitted Accrued Interest or other accrued interest is outstanding.

“Financial Assets” has the meaning set forth in Section 2.4.

“Financial Officer’s Certificate” means a certificate of the Financial Officer delivered by Holdings in the form of Appendix A attached hereto.

“Indemnified Person” means the Depositary Agent, and its officers, directors, agents, Affiliates and employees.

“Moody’s” means Moody’s Investors Service, Inc.

“Permitted Investments” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(c) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(d) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “A” or better;

(e) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within three months after the date of acquisition; and

(g) money market funds at least 95% of the assets of which constitute Permitted Investments of the kinds described in clauses (a) through (f) of this definition or a money market fund or a qualified investment fund (including any such fund for which the Collateral Agent or any Affiliate thereof acts as an advisor or a manager) given one of the two highest long-term ratings available from S&P or Moody’s.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Release Amount” has the meaning set forth in Section 3.1(b)(i).

“S&P” means Standard & Poor’s Ratings Group.

“Trigger Event Date” has the meaning set forth in Section 3.5(a).

“Withdrawal Certificate” means a Withdrawal Certificate delivered by Holdings substantially in the form of Appendix B attached hereto.

Section 1.2 Interpretation. The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall apply to, and are hereby incorporated by reference in, this Agreement.

Section 1.3 Uniform Commercial Code Definitions. All terms defined in the UCC shall have the respective meanings given to those terms in the UCC, except where the context otherwise requires.

ARTICLE II

APPOINTMENT OF DEPOSITARY AGENT; ESTABLISHMENT OF THE ACCOUNT

Section 2.1 Acceptance of Appointment of Depositary Agent.

(a) The Depositary Agent hereby agrees to act as depositary agent, as “securities intermediary” (within the meaning of Section 8-102(14) of the UCC) with respect to the Account and the Financial Assets credited thereto, and as “bank” (within the meaning of Section 9-102(a) of the UCC) with respect to the Account and credit balances not constituting Financial Assets credited thereto and to accept all cash, payments, other amounts and Permitted Investments to be delivered to or held by the Depositary Agent pursuant to the terms of this Agreement. The Depository Agent is a “securities intermediary” (within the meaning of Section 8-102(14) of the UCC) and also is a “bank” (within the meaning of Section 9-102(a) of the UCC). The Depositary Agent shall hold and safeguard the Account during the term of this Agreement in accordance with the provisions of this Agreement.

(b) Holdings shall not have any rights to withdraw or transfer funds from the Account, as third party beneficiary or otherwise, except as permitted by this Agreement and to direct the investment of monies held in the Account as permitted by Section 3.2.

Section 2.2 Establishment of the Account. The Depositary Agent hereby establishes an account entitled “TUA Reserve Account” (the “Account”) in the name of Holdings and in the form of trust accounts, which shall be maintained at all times until the termination of this Agreement. For administrative purposes, additional sub-accounts within the Account may be established and created by the Depositary Agent from time to time in accordance with this Agreement as separate trust accounts.

All amounts from time to time held in the Account shall be disbursed in accordance with the terms hereof, shall constitute the property of Holdings and shall be (a) subject to the Lien of the Collateral Agent pursuant to the LNG Entities Guarantee and Collateral Agreement (for the benefit of the Secured Parties and Crest) and (b) held in the sole custody and “control” (within the meaning of Section 8-106(d) of the UCC) of the Collateral Agent for the purposes and on the terms set forth in this Agreement and all such amounts shall constitute a part of the Collateral and shall not constitute payment of any Obligations or any other obligation of Holdings.

Section 2.3 Security Interests.

(a) As collateral security for the prompt and complete payment and performance when due of the Obligations, Holdings has pledged, assigned, hypothecated and transferred to the Collateral Agent (for the benefit of the Secured Parties) and has granted to the Collateral Agent (for the benefit of the Secured Parties) a Lien on all of Holdings’ rights, titles and interests in, to and under (i) the Account and (ii) all cash, instruments, investment property, securities, “security entitlements” (as defined in Section 8-102(a)(17) of the UCC) and other Financial Assets at any time on deposit in any Account, including all income, earnings and distributions thereon and all proceeds, products and accessions of and to any and all of the foregoing, including whatever is received or receivable upon any collection, exchange, sale or other disposition of any of the foregoing and any property into which any of the foregoing is converted, whether cash or non-cash proceeds, and any and all other amounts paid or payable under or in connection with any of the foregoing (collectively, the “Account Collateral”);

(b) Pursuant to the LNG Entities Guarantee and Collateral Agreement, Holdings has pledged, assigned, hypothecated and transferred to Crest and has granted to Crest a Lien on all of Holdings’ rights, titles and interests in, to and under the Account Collateral.

(c) The Lien on the Collateral for the benefit of the Secured Parties is expressly subordinated and junior in priority to the Lien on the Collateral for the benefit of Crest (i) regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances and (ii) notwithstanding any provision of the UCC or any applicable law.

(d) The Depositary Agent is the agent of the Collateral Agent (for the benefit of the Secured Parties) for the purpose of receiving payments contemplated hereunder and for the purpose of perfecting the Lien of the Collateral Agent (for the benefit of the Secured Parties) in and to the Account and the other Account Collateral; provided that the Depositary Agent shall not be responsible to take any action to perfect or maintain the perfection of such Lien except through the performance of its express obligations hereunder or upon the written direction of the Collateral Agent (for the benefit of the Secured Parties) complying with this Agreement. This Agreement constitutes a “security agreement” as defined in Article 9 of the UCC.

Section 2.4 Account Maintained as UCC “Securities Account”. The Depositary Agent hereby agrees and confirms that it has established the Account as set forth and defined in this Agreement. The Depositary Agent agrees that (a) the Account established by the Depositary Agent is and will be maintained as a “securities account” (within the meaning of Section 8-501 of the UCC) and all property credited to the Account, and all rights of Holdings arising out of the Account, shall be treated as “financial assets” within the meaning of Section 8-102(a)(9) of the UCC); (b) Holdings has been designated as the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) in respect of the “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC, the “Financial Assets”) credited to the Account that are “securities accounts”; (c) all Financial Assets in registered form or payable to or to the order of and credited to the Account shall be registered in the name of, payable to or to the order of, or specially endorsed to, the Depositary Agent or in blank, or credited to another securities account maintained in the name of the Depositary Agent; and (d) in no case shall any Financial Asset credited to the Account be registered in the name of, payable to or to the order of, or endorsed to, Holdings except to the extent the foregoing have been subsequently endorsed by Holdings to the Depositary Agent or in blank. Each item of Property (including a security, security entitlement, investment property, instrument or obligation, share, participation, interest or other property whatsoever) credited to any Account shall to the fullest extent permitted by law be treated as a Financial Asset. Until the Discharge Date, the Collateral Agent for the benefit of the Secured Parties, and for the benefit of Crest for the purpose of perfecting the security interest of Crest in the Account, shall have “control” (within the meaning of Section 8-106(d)(2) or Section 9-104(a) (as applicable) of the UCC) of the Account and Holdings’ “security entitlements” (within the meaning of Section 8-102(a)(17) of the UCC) with respect to the Financial Assets credited to the Account. All property delivered to the Depositary Agent pursuant to this Agreement will be promptly credited to the Account. Holdings hereby irrevocably directs, and the Depositary Agent (in its capacity as securities intermediary) hereby agrees, that the Depositary Agent shall comply with all instructions and orders (including entitlement orders within the meaning of Section 8-102(a)(8) of the UCC) regarding the Account and any Financial Asset therein originated by the Collateral Agent without the further consent of Holdings or any other Person. In the case of a conflict between any instruction or order originated by the Collateral Agent and any instruction or order originated by Holdings or any other Person other than a court of competent jurisdiction, the instruction or order originated by the Collateral Agent shall prevail. The Depositary Agent shall not change the name or account number of any Account without the prior written consent of the Collateral Agent and at least five Business Days’ prior notice to Holdings, and shall not change the entitlement holder.

To the extent that the Account is not considered a “securities account” (within the meaning of Section 8-501(a) of the UCC), the Account shall be deemed to be and maintained as a “deposit account” (as defined in Section 9-102(a)(29) of the UCC) to the extent a security interest can be granted and perfected under the UCC in the Account as a deposit account, which Holdings shall maintain with the Depositary Agent acting not as a securities intermediary but as a “bank” (within the meaning of Section 9-102(a)(8) of the UCC). The Depositary Agent shall not have title to the funds on deposit in the Account, and shall credit the Account with all receipts of interest, dividends and other income received on the Property held in the Account. The Depositary Agent shall administer and manage the Account in compliance with all the terms applicable to the Account pursuant to this Agreement, and shall be subject to and comply with all the obligations that the Depositary Agent owes to the Collateral Agent with respect to the Account, including all subordination obligations, pursuant to the terms of this Agreement. The Depositary Agent hereby agrees to comply with any and all instructions (within the meaning of Section 9-104(a)(2) of the UCC) originated by the Collateral Agent for the benefit of the Secured Parties directing disposition of funds and all other Property in the Account without any further consent of Holdings or any other Person.

Section 2.5 Jurisdiction of Depositary Agent. Holdings, the Collateral Agent and the Depositary Agent agree that, for purposes of the UCC, notwithstanding anything to the contrary contained in any other agreement relating to the establishment and operation of the Account, the jurisdiction of the Depositary Agent (in its capacity as the securities intermediary and bank) is the State of New York and the laws of the State of New York govern the establishment and operation of the Account.

Section 2.6 Degree of Care; Liens. The Depositary Agent shall exercise the same degree of care in administering the funds held in the Account and the investments purchased with such funds in accordance with the terms of this Agreement as the Depositary Agent exercises in the ordinary course of its day-to-day business in administering other funds and investments for its own account and as required by any Requirement of Law. The Depositary Agent is not party to and shall not execute and deliver, or otherwise become bound by, any agreement under which the Depositary Agent agrees with any Person other than the Collateral Agent to comply with entitlement orders or instructions originated by such Person relating to the Account or the security entitlements that are the subject of this Agreement. The Depositary Agent shall not grant any Lien on any Financial Asset, other than any Lien granted to the Collateral Agent hereunder.

Section 2.7 Subordination of Lien; Waiver of Set-Off. In the event that the Depositary Agent has or subsequently obtains by agreement, operation of law or otherwise a Lien in any Account or in any Account Collateral, the Depositary Agent agrees that such Lien shall be subordinate to the Lien of the Collateral Agent. The financial assets standing to the credit of the Account and any other Account Collateral will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Collateral Agent (except to the extent of fees, charges and expenses incurred in connection with the purchase or sale of Permitted Investments, fees, expenses and indemnities payable to the Depositary hereunder, and returned items and chargebacks either for uncollected checks or other items of payment and transfers previously credited to the Account, and Holdings and the Collateral Agent hereby authorize the Depositary Agent to debit the Account for such amounts).

Section 2.8 No Other Agreements. None of the Depositary Agent, the Collateral Agent and Holdings have entered or will enter into any agreement with respect to any Account or any Account Collateral, other than this Agreement and the other Loan Documents.

Section 2.9 Notice of Adverse Claims. If any Person asserts any Lien (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Account or in any other Account Collateral, the officer of the Depositary Agent responsible for overseeing the Account Collateral, upon obtaining actual knowledge thereof, will promptly notify the Collateral Agent and Holdings thereof.

Section 2.10 Rights and Powers of the Collateral Agent. The rights and powers granted to the Collateral Agent by the Secured Parties have been granted in order to, among other things, perfect their Lien in the Account and the other Account Collateral and to otherwise act as their agent with respect to the matters contemplated hereby.

Section 2.11 Termination. This Agreement shall remain in full force and effect until the Discharge Date.

ARTICLE III

THE ACCOUNT

Section 3.1 The TUA Reserve Account.

(a) Deposits into the TUA Reserve Account. Holdings shall deposit, or cause to be deposited, into the Account each of the following upon receipt thereof, and the Depositary Agent shall deposit any such amounts received directly by it into the Account upon receipt thereof:

(i) proceeds from the borrowing of the Loans in an aggregate amount equal to $135,000,000, which amount shall be deposited directly from the proceeds disbursed to the Company;

(ii) all distributions received by the Company with respect to the common limited partnership units of CQP held by the Company;

(iii) all distributions received by CSH and CQP GP with respect to their respective ownership interests in CQP; and

(iv) all amounts remaining in the Distribution Reserve Account (as defined in the CQP Partnership Agreement) released to Holdings as permitted under the CQP Partnership Agreement.

(b) Disbursements from the TUA Reserve Account.

(i) To the extent that no Event of Default has occurred and is continuing, Holdings may request disbursements from the Account to pay the Reservation Fee and Operating Fee (each as defined under the CMI TUA) obligations of CMI arising under the CMI TUA by submitting a duly completed and executed Withdrawal Certificate to the

Depositary Agent and the Collateral Agent on a quarterly basis on the date that is no less than five (5) days or more than ten (10) days prior to the end of each calendar quarter commencing with the calendar quarter ending September 30, 2008. Each such Withdrawal Certificate shall include the amount of the proposed withdrawal (the “Release Amount”) and a Financial Officer’s Certificate certifying that (A) no Event of Default under the Credit Agreement has occurred and is continuing, (B) the requested funds are to be used to fund the Reservation Fee and Operating Fee obligations that are reasonably estimated to become due and payable within the next three (3) months in accordance with the CMI TUA, (C) Section 4.08 of the Sabine Indenture does not prohibit the making of distributions by Sabine, (D) such Financial Officer has no knowledge of any circumstance or event that could reasonably be expected to cause Sabine not to be able to make distributions to CQP in an amount that CQP requires to meet the following clause (E), pay distributions to public common unitholders and pay its other operating expenses, (E) such Financial Officer has no knowledge of any circumstance or event that could reasonably be expected to cause (1) CQP not to make distributions on common units held by the Company, the subordinated units and general partnership units within 45 days of the applicable calendar quarter-end in an amount at least equal to the Release Amount and (2) such distributions not to be remitted to the TUA Reserve Account pursuant to Section 3.1(a), (F) such Financial Officer has no knowledge of any circumstance or event that could reasonably be expected to prevent the release of the amounts in the CQP Distribution Reserve Account to Holdings on or before the date on which common unit distributions are made in respect of the calendar quarter ending June 30, 2009 in accordance with the CQP Partnership Agreement and (G) if the Required Lenders have delivered a notice of mandatory prepayment pursuant to Section 2.09 of the Credit Agreement, CEI has the financial resources available to pay the principal amount of and accrued interest (including Permitted Accrued Interest) on the Loans on or prior to the date required pursuant to such notice (provided that, with respect to the calendar quarter period ending September 30, 2008, such Financial Officer’s Certificate shall certify as to the statements in clauses (D) and (E) for distributions in respect of the calendar quarter ending December 31, 2008). Upon receipt before 12:00 Noon (New York City time) on any Business Day by the Depositary Agent, the Depositary Agent shall make the withdrawals, transfers and payments as specified in the applicable Withdrawal Certificate as soon as reasonably practicable, and in any event within five (5) Business Days following receipt of such Withdrawal Certificate. Disbursements from the Account under this clause (i) shall be used solely to pay the Reservation Fee and Operating Fee obligations of CMI arising under the CMI TUA.

(ii) At any time following the first date that full payments under each of the TUAs have been received for a full calendar quarter and provided that no Event of Default has occurred and is continuing, upon delivery of a duly completed and executed Withdrawal Certificate and Financial Officer’s Certificate certifying that (A) no Event of Default has occurred and is continuing, (B) Section 4.08 of the Sabine Indenture does not prohibit the making of distributions by Sabine, (C) such Financial Officer has no knowledge of any circumstance or event that could reasonably be expected to cause Sabine not to be able to make a distribution during the calendar quarter immediately following the delivery of such certificate and (D) such Financial Officer has no knowledge of any circumstance or event that could reasonably be expected to cause CQP not to make a distribution during such following calendar quarter at least equal to the 42.5 cents per share on all common, subordinated and general partner units outstanding, funds in the Account in excess of the amount required to make the next three monthly payments under the CMI TUA may be disbursed from the Account to pay distributions to Holdings or another Loan Party.

Section 3.2 Investment of the Account.

(a) Amounts deposited in the Account under this Agreement shall, upon the delivery of investment authorizations and directions satisfactory to the Depository Agent, at Holdings’ written request and direction, be invested by the Depositary Agent in Permitted Investments, in each case as specifically directed by Holdings that will mature in such amounts and not later than such times as may be necessary to provide monies when needed to make payments from such monies as provided in this Agreement. Except as otherwise provided herein, net interest or gain received, if any, from such investments shall be deposited into the Account. Any loss shall be charged to the Account. The Depositary Agent shall have no responsibility or liability for any loss which may result from any investment made pursuant to this Agreement, or for any loss resulting from the sale of such investment.

(b) Absent written instructions from Holdings, the Depositary Agent shall invest the amounts held in the Account under this Agreement in Permitted Investments described in clause (b) of such definition. In the event that at any time amounts are funded into an Account after 11:00 am New York City time on any Business Day, the Depositary Agent shall have no obligation to invest or reinvest such amounts on the date on which such amounts are funded. Instructions with respect to the investment of amounts received into an Account after 11:00 am New York City time shall be deemed to apply for the following Business Day.

(c) If and when cash is required for the making of any transfer, disbursement or withdrawal in accordance with this Agreement, Holdings shall instruct the Depositary Agent to sell or liquidate into cash Permitted Investments (without regard to maturity) as and to the extent necessary in order to make such transfers, disbursements or withdrawals required pursuant to this Agreement. The Depositary Agent shall comply with any instruction from Holdings with respect to the liquidation of such Permitted Investments. In the event any such investments are so redeemed prior to the maturity thereof, neither the Depositary Agent nor the Collateral Agent shall be liable for any loss, penalties, fees or expenses relating thereto.

(d) For purposes of determining responsibility for any income tax payable on account of any income or gain on any Permitted Investment hereunder, such income or gain shall be for the account of Holdings. Holdings shall provide the Depositary Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Depositary Agent may request.

Section 3.3 Disposition of the Account Upon Discharge Date. If the Depositary Agent shall have received a certificate from the Collateral Agent stating that the Discharge Date shall have occurred, all amounts remaining in the Account shall be remitted to Holdings or as otherwise directed in writing by Holdings.

Section 3.4 Account Balance Statements. The Depositary Agent shall, on a monthly basis within 15 days after the end of each month and at such other times as the Collateral Agent or Holdings may from time to time reasonably request, provide to the Collateral Agent and

Holdings, fund balance statements in respect of the Account and amounts held in the Account. Such balance statement shall also include deposits, withdrawals and transfers from and to any Account and the net investment income or gain received and collected in the Account. The Depositary Agent shall maintain records of all receipts, disbursements, and investments of funds with respect to the Account until the third anniversary of the Discharge Date. Within 90 days after the end of each year, the Depositary Agent shall furnish to the Collateral Agent, with a copy to Holdings, a report setting forth in reasonable detail the account balance, receipts, disbursements, transfers, investment transactions and accruals for the Account during such year. The Depositary Agent shall promptly notify the Collateral Agent (with a copy to Holdings) of its receipt and the amount of any funds received from any Person that is, or is required hereunder to be, deposited into any Account. The Depositary Agent shall upon request give notice to the Collateral Agent and Holdings of the location of the Account.

Section 3.5 Trigger Event Date.

(a) On and after any date on which the Depositary Agent receives written notice from the Collateral Agent that (i) a payment default on the Loans or under any other Loan Document has occurred and is continuing, or (ii) an Event of Default has occurred and is continuing and the maturity of the Loans has been accelerated (the date of receipt of such notice (the “Trigger Event Date”), notwithstanding anything to the contrary contained herein (including this Article III), the Depositary Agent shall thereafter accept all notices and instructions required or permitted to be given to the Depositary Agent pursuant to the terms of this Agreement only from the Collateral Agent and not from Holdings or any other Person and the Depositary Agent shall not withdraw, transfer, pay or otherwise distribute any monies in the Account except pursuant to such notices and instructions from the Collateral Agent unless the Depositary Agent shall have received notice from the Collateral Agent that such payment default has been waived, cured or no longer exists or that the acceleration of the maturity of the Loans has been rescinded, as the case may be, in which event the terms of this Section 3.5 shall thereafter be inapplicable to such payment default or acceleration, as the case may be; provided that no amounts may be transferred by Holdings from the Account if any Withdrawal Certificate does not contain a statement that no Event of Default has occurred and is continuing.

(b) Notwithstanding the occurrence of the Trigger Event Date, Holdings shall continue to remit all amounts received in accordance with Section 3.1(a) to the Account.

(c) Within three Business Days of a Trigger Event Date, the Depositary Agent shall render an accounting of all monies in the Account as of such Trigger Event Date to the Collateral Agent.

(d) All of the Collateral Agent’s rights and remedies with respect to the Account and the other Account Collateral shall be subject to the terms of the LNG Entities Guarantee and Collateral Agreement. Accordingly, from and after a Trigger Event Date, the Collateral Agent shall have the right to control the Account, use the Account Collateral to repay the Obligations and the Crest Obligations and sell, dispose or realize on the Account Collateral, in each case in accordance with the Loan Documents.

(e) From and after a Trigger Event Date, and notwithstanding anything herein to the contrary (but without limiting the rights or remedies of Crest under the Crest Settlement Agreement or the Secured Parties under the Loan Documents and in each case subject to the terms of the LNG Entities Guarantee and Collateral Agreement), the Collateral Agent (or the Depositary Agent at the Collateral Agent’s direction) shall be permitted to (i) liquidate and make Permitted Investments, (ii) direct the disposition of the funds in the Account, (iii) pay the obligations of CMI arising under the CMI TUA then due and payable and (iv) pay interest and principal in accordance with the priorities established by Section 6.05 of the LNG Entities Guarantee and Collateral Agreement and the Credit Agreement.

ARTICLE IV

DEPOSITARY AGENT

Section 4.1 Appointment of Depositary Agent, Powers and Immunities. Holdings and the Collateral Agent, on behalf of the Secured Parties, hereby each appoint the Depositary Agent to act as its agent hereunder, with such powers as are expressly delegated to the Depositary Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Depositary Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and no implied duties or covenants shall be read against the Depositary Agent. Without limiting the generality of the foregoing, the Depositary Agent shall take all actions as the Collateral Agent shall direct it to perform in accordance with the express provisions of this Agreement. The Depositary Agent’s duties hereunder are administrative only and it may, but shall not be required under any circumstances to, exercise discretion in the performance of its duties hereunder. Notwithstanding anything to the contrary contained herein, the Depositary Agent shall not be required to take any action which is contrary to this Agreement or any law or rule of any Governmental Authority. Neither the Depositary Agent nor any of its Affiliates shall be responsible to the Secured Parties for any recitals, statements, representations or warranties made by Holdings contained in this Agreement or any other Loan Document or in any certificate or other document referred to or provided for in, or received by any Secured Party under this Agreement or any other Loan Document for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document referred to or provided for herein or therein or for any failure by Holdings to perform its obligations hereunder or thereunder. The Depositary Agent shall not be required to ascertain or inquire as to the performance by Holdings or any other Person of any of its obligations under this Agreement or any other document or agreement contemplated hereby or thereby. The Depositary Agent shall not be (a) required to initiate or conduct any litigation or collection proceeding hereunder or under any other Loan Document or (b) responsible for any action taken or omitted to be taken by it hereunder (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review) or in connection with any other Loan Document. Except as otherwise provided under this Agreement, the Depositary Agent shall take action under this Agreement only as it shall be directed in writing. Whenever in the administration of this Agreement the Depositary Agent shall deem it necessary or desirable that a factual matter be proved or established in connection with the Depositary Agent taking, suffering or omitting to take any action hereunder, such matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved or established by a Financial Officer’s

Certificate of Holdings or a certificate of an officer of the Collateral Agent, if appropriate. The Depositary Agent shall have the right at any time to seek instructions concerning the administration of this Agreement from the Collateral Agent, Holdings or any court of competent jurisdiction. The Depositary Agent shall have no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Depositary Agent shall not be liable for any error of judgment, unless it shall be conclusively determined by a court of competent jurisdiction that the Depositary Agent was grossly negligent or acting with willful misconduct in ascertaining the pertinent facts. The Depositary Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any misconduct or negligence on the part of, or for the supervision of, any agent, attorney, custodian or nominee so appointed. Neither the Depositary Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted under this Agreement or in connection therewith except to the extent caused by the Depositary Agent’s gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review. The Depositary Agent shall not be deemed to have knowledge of an Event of Default unless the Depositary Agent shall have received written notice thereof. The rights, privileges, protections and benefits given to the Depositary Agent, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Depositary Agent in each of its capacities hereunder, and to each agent, custodian and other Persons employed by the Collateral Agent in accordance herewith to act hereunder.

Section 4.2 Reliance by Depositary Agent. The Depositary Agent shall be entitled to conclusively rely upon and shall not be bound to make any investigation into the facts or matters stated in any certificate of Holdings or the Collateral Agent, or any other notice or other document (including any electronic transmission, cable, telegram or telecopy) believed by it to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statement of legal counsel, independent accountants and other experts selected by the Depositary Agent and shall have no liability for its actions taken thereupon, unless due to the Depositary Agent’s willful misconduct or gross negligence, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review. Without limiting the foregoing, (i) the Depositary Agent shall be required to make payments to the Collateral Agent only as set forth herein and (ii) shall in all cases be fully protected in acting Withdrawal Certificate. The Depositary Agent shall be fully justified in failing or refusing to take any action under this Agreement (a) if such action would, in the reasonable opinion of the Depositary Agent, be contrary to any applicable law or rule of any Governmental Authority or the terms of this Agreement, (b) if such action is not specifically provided for in this Agreement and it shall not have received any such advice or concurrence of the Collateral Agent as it deems appropriate or (c) if, in connection with the taking of any such action that would constitute an exercise of remedies under this Agreement (whether such action is or is intended to be an action of the Depositary Agent or the Collateral Agent), it shall not first be indemnified to its satisfaction by the Secured Parties (other than the Collateral Agent (in its individual capacity) or any other agent or trustee under any of the Loan Documents (in their respective individual capacities)) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Depositary Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Collateral Agent or one or more other Secured Parties, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Secured Parties.

Section 4.3 Court Orders. The Depositary Agent is hereby authorized, in its exclusive discretion, to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting any money, documents or things held by the Depositary Agent. The Depositary Agent shall not be liable to any of the parties hereto or any of the Secured Parties or their successors, heirs or personal representatives by reason of the Depositary Agent’s compliance with such writs, orders, judgments or decrees, notwithstanding such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

Section 4.4 Resignation or Removal. Subject to the appointment and acceptance of a successor Depositary Agent as provided below, the Depositary Agent may resign at any time by giving 30 days’ written notice thereof to the Collateral Agent and Holdings; provided that in the event the Depositary Agent is also the Collateral Agent, it must also at the same time resign as the Collateral Agent. The Depositary Agent may be removed at any time with or without cause by the Collateral Agent. So long as no Event of Default shall have then occurred and be continuing, Holdings shall have the right to remove the Depositary Agent for cause upon 60 days’ notice to the Depositary Agent and the Collateral Agent. In the event that the Depositary Agent shall decline to take any action without first receiving adequate indemnity from Holdings or the Secured Parties and, having received an indemnity, shall continue to decline to take such action, Holdings and the Collateral Agent shall be deemed to have sufficient cause to remove the Depositary Agent. Notwithstanding anything to the contrary, the resignation or removal of the Depositary Agent shall be effective upon the earlier of: (a) 60 days after the notice or resignation or removal or (b) the date that (i) a successor Depositary Agent is appointed in accordance with this Section 4.4, (ii) the resigning or removed Depositary Agent has transferred to its successor all of its rights and obligations in its capacity as the Depositary Agent under this Agreement and the other Loan Documents, and (iii) the successor Depositary Agent has executed and delivered an agreement to be bound by the terms hereof and perform all duties required of the Depositary Agent hereunder. Within 30 days of receipt of a written notice of any resignation or removal of the Depositary Agent, so long as no Event of Default shall have then occurred and be continuing, Holdings shall appoint a successor Depositary Agent reasonably acceptable to the Collateral Agent; provided that, if the Collateral Agent does not confirm such acceptance or reject such appointee in writing within 30 days following selection of such successor by Holdings, then it shall be deemed to have given acceptance thereof and such successor shall be deemed appointed as the Depositary Agent hereunder. If no successor Depositary Agent shall have been appointed by Holdings and shall have accepted such appointment within 30 days after the retiring Depositary Agent’s giving of notice of resignation or the removal of the retiring Depositary Agent or if an Event of Default shall have then occurred and be continuing, then the Collateral Agent or the Secured Parties shall appoint a successor Depositary Agent, which shall be a bank or trust company which has an office in New York, New York and that has a combined capital surplus of at least $500,000,000 or at least $100,000,000 and is a wholly owned subsidiary of a bank or trust company that has a combined capital surplus of at least $500,000,000. Upon the acceptance of any appointment as Depositary Agent hereunder by the successor Depositary Agent, (a) such successor Depositary Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Depositary Agent, and the retiring Depositary Agent shall be discharged from its duties and obligations hereunder and (b) the retiring Depositary Agent shall promptly transfer all monies and Permitted Investments within its possession or control to the possession or control of the successor Depositary Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Depositary Agent with respect to the monies and Permitted Investments to the successor Depositary Agent. After the retiring Depositary Agent’s resignation or removal hereunder as Depositary Agent, the provisions of this Article IV and of Article V shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Depositary Agent. Any corporation into which the Depositary Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Depositary Agent shall be a party, or any corporation succeeding to the business of the Depositary Agent shall be the successor of the Depositary Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

ARTICLE V

EXPENSES; INDEMNIFICATION; FEES

Section 5.1 Compensation and Expenses. Holdings agrees to pay to the Depositary Agent (a) the Depositary Agent’s fees in accordance with a fee schedule provided by the Depositary Agent to Holdings prior to the date hereof and (b) the amount of any and all of the Depositary Agent’s reasonable and documented out-of-pocket expenses, including the reasonable and documented fees and expenses of its counsel (and any local counsel) and of any accountants, experts or agents, which the Depositary Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Account Collateral or (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Depositary Agent under this Agreement.

Section 5.2 Indemnification.

(a) Holdings, whether or not any of the transactions contemplated hereby shall be consummated, hereby assumes liability for and agrees to defend, indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, disbursements and other charges (any of the foregoing, a “Claim”), which may be imposed on, incurred by or asserted against an Indemnified Person in any way relating to or arising or alleged to arise out of: (i) the execution, delivery, enforcement or administration of this Agreement (including the performance by the Depositary Agent of its duties, rights and obligations hereunder) or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions; and (ii) any breach by Holdings of any of its representations or warranties under the Loan Documents or failure by Holdings to perform or observe any covenant or agreement to be performed by it under any of the Loan Documents; provided that the foregoing indemnities in clauses (i) and (ii) shall not, as to any Indemnified Person, apply to Claims to the extent they arise out of or result from

(x) the gross negligence or willful misconduct of such Indemnified Person as determined in a final, non-appealable judgment by a court of competent jurisdiction, (y) any breach of any obligation or representation or warranty of such Indemnified Person under any Loan Document, or (z) any taxes (other than taxes incurred by such Indemnified Person as a result of its receipt of an amount payable under this Section 5.2(a)) owed by the Indemnified Person in its individual capacity.

(b) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in clause (a) may be unenforceable in whole or in part because they are violative of any law or public policy, Holdings shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred pursuant to clause (a) by any Indemnified Person. To the extent that Holdings fails to pay any amount required to be paid by it to the any Indemnified Person, each Secured Party (other than the Collateral Agent (in its individual capacity) or any other agent or trustee under any of the Loan Documents (in their respective individual capacities)) agrees to pay to such Indemnified Person, such Secured Party’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that such amount, was incurred by or asserted against the Indemnified Person. For purposes hereof, a Secured Party’s pro rata share shall be determined based upon its share of the outstanding Loans at such time.

(c) The agreements in this Section 5.2 shall survive termination of this Agreement.

Section 5.3 Prompt Payment. All amounts due under this Article V shall be payable by Holdings within ten days after receipt of written demand therefor.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Amendments; Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Holdings herefrom shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto and is otherwise in accordance with the terms of the Credit Agreement. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specified purpose for which given.

Section 6.2 Addresses for Notices. All notices, requests and other communications provided for hereunder shall be in writing and, except as otherwise required by the provisions of this Agreement, shall be sufficiently given and shall be deemed given when personally delivered or, if mailed by registered or certified mail, postage prepaid, or sent by overnight delivery or telecopy, upon receipt by the addressee, in each case addressed to the parties as follows (or such other address as shall be designated by such party in a written notice to each other party):

Company:	Cheniere LNG Holdings, LLC
700 Milam, Suite 800
Houston, TX 77002
Attention: Graham McArthur
Fax: (713) 375-6000
email: graham.mcarthur@cheniere.com

Collateral Agent:	The Bank of New York Mellon as Collateral Agent 600 East Las Colinas Blvd. Suite 1300
Irving, TX 75039 Attention Bob Hingston/Risk Management Fax: (972) 401-8555

Depositary Agent:	The Bank of New York Mellon as Depositary Agent 101 Barclay Street 8W
New York, NY 10286 Attention: Corporate Trust Administration Fax: (212) 815-5707

Section 6.3 Governing Law; Jurisdiction.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING CHOICE OF LAW PRINCIPLES OF SUCH LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. HOLDINGS HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CORPORATION SERVICE COMPANY AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING IN THE STATE OF NEW YORK. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, HOLDINGS AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE COLLATERAL AGENT. HOLDINGS IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS AT ITS ADDRESS REFERRED TO IN SECTION 6.2. EACH OF

THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

(c) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 6.4 Headings. Section and Article headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 6.5 Limited Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of Crest and the Secured Parties.

Section 6.6 No Waiver. No failure on the part of the Depositary Agent, the Collateral Agent or any of the Secured Parties or any of their nominees or representatives to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Depositary Agent, the Collateral Agent or any of the Secured Parties or any of their nominees or representatives of any right, power or remedy hereunder preclude any other or future exercise thereof or the exercise of any other right, power or remedy, nor shall any waiver of any single Event of Default or other breach or default be deemed a waiver of any other Event of Default or other breach or default theretofore or thereafter occurring.

Section 6.7 Severability. If any provision of this Agreement or the application thereof shall be invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of such remaining provisions shall not be affected thereby and (b) each such remaining provision shall be enforced to the greatest extent permitted by law.

Section 6.8 Successors and Assigns. All covenants, agreements, representations and warranties in this Agreement by each party hereto shall bind and, to the extent permitted hereby, shall inure to the benefit of and be enforceable by their respective successors and assigns and the Secured Parties, whether so expressed or not.

Section 6.9 Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

Section 6.10 Regarding the Collateral Agent. The Collateral Agent shall be afforded all of the rights, powers, protections, immunities and indemnities set forth in the Credit Agreement and the LNG Entities Guarantee and Collateral Agreement as if the same were specifically set forth herein.

Section 6.11 Intercreditor Provisions. In the event of any conflict between the provisions set forth in this Agreement and those set forth in the Credit Agreement, the provisions of the Credit Agreement shall supersede and control the terms and provisions of this Agreement.

Section 6.12 Force Majeure. In no event shall the Collateral Agent or the Depositary Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of god, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent or the Depositary Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 6.13 Consequential Damages. Anything in this Agreement to the contrary notwithstanding, in no event shall any of the parties hereto be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if such party has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

Section 6.14 Patriot Act. Holdings hereby acknowledges that the Depositary Agent is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Holdings must obtain, verify and record information that allows the Depositary Agent to identify Holdings. Accordingly, prior to opening an Account hereunder, the Depositary Agent will ask Holdings to provide certain information including, but not limited to, Holdings’ name, physical address, tax identification number and other information that will help the Depositary Agent to identify and verify Holdings’ identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. Holdings agrees that the Depositary Agent cannot open an Account hereunder unless and until Holdings verifies Holdings’ identity in accordance with its CIP.

Section 6.15 Multiple Capacities. Each of the parties hereto hereby (i) acknowledges that The Bank of New York Mellon is acting under this Agreement in multiple capacities as the Collateral Agent and the Depository Agent and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against The Bank of New York Mellon any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

CHENIERE LNG HOLDINGS, LLC

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

THE BANK OF NEW YORK MELLON, not individually but solely in its capacity as Collateral Agent

By:	/s/ Robert D. Hingston
Name:	Robert D. Hingston
Title:	Vice President

THE BANK OF NEW YORK MELLON, not individually but solely in its capacity as Depositary Agent

By:	/s/ Robert D. Hingston
Name:	Robert D. Hingston
Title:	Vice President